UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Jaggers, John V.
   c/o Sevin Rosen Funds
   Two Galleria Tower
   13455 Noel Road, Suite 1670
   Dallas, TX  75240
2. Issuer Name and Ticker or Trading Symbol
   CIENA Corporation
   ("CIEN")
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   May 1997
5. If Amendment, Date of Original (Month/Year)
   June 10, 1997
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |5/27/9|J(1)| |1,108,183         |D  |           |9,973,647          |I     |By Sevin Rosen Fund IV L.P.|
                           |7     |    | |                  |   |           |                   |      | (2)                       |
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Common Stock               |      |    | |                  |   |           |42,375             |I     |By Sevin Rosen Bayless Mgmt|
                           |      |    | |                  |   |           |                   |      |. Co. (2)                  |
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Common Stock               |5/27/9|J(3)| |71,429            |D  |           |642,856            |I     |By Sevin Rosen V L.P. (2)  |
                           |7     |    | |                  |   |           |                   |      |                           |
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Common Stock               |5/27/9|J(4)| |27,201            |A  |           |27,701             |D     |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1)  Distribution by Sevin Rosen Fund IV L.P. to its partners.
(2) Mr. Jaggers is a general partner of both SRB Associates IV L.P., the general partner of Sevin Rosen Fund IV
L.P. and SRB Associates V L.P., the general partner of Sevin Rosen Fund V L.P. and is a principal of Sevin Rosen
Bayless Management Co. Mr. Jaggers disclaims beneficial ownership of the shares held by such entities except to the extent of his proportionate partnership interest
therein.
(3)  Distribution by Sevin Rosen Fund V L.P. to its
partners.
(4) Acquired by Reporting Person pursuant to distributions by each of SRB Associates IV L.P. and Sevin Rosen
Fund V L.P.
SIGNATURE OF REPORTING PERSON
/s/ John V. Jaggers
DATE
July 10, 1997